Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 10, 2019	Director of Corporate Communications
317-465-0469
coconnor@fhlbi.com

FHLBank Indianapolis Announces 2019 Board of Directors Election Results

The Federal Home Loan Bank of Indianapolis (“Bank”) today announced the results of the district-wide election of two independent directors to its Board of Directors (“Board”). The following individuals were elected to the Board and will each serve four-year terms beginning January 1, 2020.

•	Robert D. Long, retired Certified Public Accountant, Indianapolis, Indiana

•	Christine Coady Narayanan, President/CEO of Opportunity Resource Fund, Lansing, Michigan

The Bank previously announced that each of Brian D.J. Boike, EVP & Treasurer of Flagstar Bank, FSB, in Troy, Michigan, and Michael J. Manica, Vice Chairman and Director of United Bank of Michigan, Grand Rapids, Michigan, were by law, deemed elected to the Board as a member director. Each will also serve a four-year term beginning January 1, 2020. Mr. Boike and Mr. Manica were the only nominees for two open Michigan member director seats.

The Board is comprised of both member and independent directors. Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

###
Building Partnerships. Serving Communities.
The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System. Federal Home Loan Banks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, are privately capitalized and funded, and receive no congressional appropriations. The Bank is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the Bank and its Board, visit www.fhlbi.com.